Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 23, 2016, Activision Blizzard, Inc. (“Activision Blizzard”) completed the previously announced acquisition (the “Acquisition”) of all of the outstanding shares of King Digital Entertainment plc (“King”) for $18.00 in cash per share.  As a result of the Acquisition, King became a wholly owned subsidiary of Activision Blizzard. The Acquisition was funded with a combination of existing cash and new debt financing. The unaudited pro forma condensed combined financial information includes the historical results of Activision Blizzard and King, after giving pro forma effect to:

•                  the consummation of the Acquisition;

•                  the incurrence of Tranche A Term Loans in an aggregate principal amount of approximately $2.3 billion, substantially all proceeds of which were used to fund the Acquisition along with $3.6 billion of cash in escrow;

•                  the repayment of $58 million of Activision Blizzard existing term loan from the remaining proceeds of Tranche A Term Loans; and

•                  the payment of expenses and fees related to each of the above.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 give effect to the Acquisition as if it was consummated on January 1, 2015 and include all adjustments which give effect to events that are directly attributable to the Acquisition, expected to have a continuing impact, and that are factually supportable. The unaudited pro forma condensed combined balance sheet as of December 31, 2015 gives effect to the Acquisition as if it had been consummated on December 31, 2015 and includes all adjustments which give effect to events that are directly attributable to the Acquisition and that are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below.

The pro forma adjustments reflecting the consummation of the Acquisition are based upon the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The allocation of the purchase price is preliminary based on information available as of the date of the unaudited pro forma condensed combined financial information. Additional information may become available subsequently and may result in changes in the values allocated to various assets and liabilities, including the fair value of identified intangible assets, deferred income taxes, and contingent liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. This unaudited pro forma condensed combined financial information should be read in conjunction with the audited consolidated financial statements and related notes of Activision Blizzard as of and for the year ended December 31, 2015, as filed in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) in its Annual Report on Form 10-K on February 29, 2016, and the audited consolidated financial statements and related notes of King as of and for the year ended December 31, 2015 attached as Exhibit 99.2 to this 8-K Amendment.

The pro forma adjustments do not reflect any operating efficiencies or inefficiencies which may result from the Acquisition. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented and should not be taken as representative of future consolidated operating results.  In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Actual results could differ, perhaps materially, from these estimates and assumptions.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

(Amounts in millions, except per share data)

	King (IFRS)	US GAAP and Accounting Policy Adjustments		King (US GAAP)	Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard
		Note 1, 2				Note 3
Net revenue
Product sales	$—	$—		$—	$2,447	$—		$2,447
Subscription, licensing and other revenues	2,013	—		2,013	2,217	—		4,230
Total net revenues	2,013	—		2,013	4,664	—		6,677

Costs and expenses
Cost of sales -product costs	636	(39)	(a)	597	921	—		1,518
Cost of sales- online	—	34	(a)	34	224	—		258
Cost of sales - software royalties and amortization	—	10	(a)	10	412	154	(aa)	576
Cost of sales - intellectual property licenses	—	1	(a)	1	28	310	(aa)	339
Product development	199	(2)	(a)	197	646	47	(bb)	890
Sales and marketing	345	2	(a)	347	734	318	(cc)	1,399
General and administrative	178	(18)	(a)	160	380	(4)	(dd)	536
Total costs and expenses	1,358	(12)		1,346	3,345	825		5,516

Operating income (loss)	655	12		667	1,319	(825)		1,161
Interest and other expense (income), net	(21)	—		(21)	198	63	(ee)	240
Income before income tax expense (benefit)	676	12		688	1,121	(888)		921
Income tax expense (benefit)	159	1	(b)	160	229	(186)	(ff)	203
Net income	$517	$11		$528	$892	$(702)		$718

Earnings per common share
Basic	$1.65				$1.21			$0.97
Diluted	$1.62				$1.19			$0.96
Weighted-average number of shares outstanding:
Basic	312				728	—		728
Diluted	319				739	2	(gg)	741

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2015

(Amounts in millions)

	King (IFRS)	US GAAP and Accounting Policy Adjustments		King (US GAAP)	Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard
		Note 1, 2				Note 3
Assets
Current assets:
Cash and cash equivalents	$1,107	$(2)	(c)	$1,105	$1,823	$27	(hh)	$2,955
Short-term investments	—	2	(c)	2	8	8	(ii)	18
Accounts receivable, net of allowances	158	(35)	(d)	123	679	—		802
Inventories, net	—	—		—	128	—		128
Software development	—	—		—	336	—		336
Intellectual property licenses	—	—		—	30	—		30
Other current assets	40	52	(e)	92	383	(17)	(jj)	458
Total current assets	1,305	17		1,322	3,387	18		4,727

Cash in escrow	—	—		—	3,561	(3,561)	(kk)	—
Long-term investments	—	—		—	9	10	(ii)	19
Software development	—	34	(f)	34	80	(34)	(jj)	80
Property and equipment, net	56	1	(g)	57	189	—		246
Deferred income taxes, net	31	17	(h)	48	275	(22)	(ll)	301
Other assets	37	—		37	173	(7)	(mm)	203
Intangible assets, net	105	(100)	(i)	5	49	2,034	(jj)	2,088
Trademark and trade names	—	—		—	433	46	(jj)	479
Goodwill	—	76	(i)	76	7,095	2,677	(jj)	9,848
Total assets	$1,534	$45		$1,579	$15,251	$1,161		$17,991

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$101	$(99)	(j)	$2	$284	$—		$286
Deferred revenues	56	—		56	1,702	(56)	(jj)	1,702
Accrued expenses and other liabilities	172	99	(j)	271	625	73	(nn)	969
Current portion of long-term debt	—	—		—	—	48	(ee)	48
Total current liabilities	329	—		329	2,611	65		3,005

Long-term debt, net	—	—		—	4,079	2,151	(ee)	6,230
Deferred income taxes, net	4	5	(k)	9	10	45	(oo)	64
Other liabilities	66	—		66	483	36	(jj)	585
Total liabilities	399	5		404	7,183	2,297		9,884

Shareholders’ equity:
Common stock	—	—		—	—	—		—
Additional paid-in capital	404	73	(l)	477	10,242	(401)	(pp)	10,318
Less: Treasury stock	—	—		—	(5,637)	—		(5,637)
Retained earnings	731	28	(l)	759	4,096	(796)	(pp)	4,059
Accumulated other comprehensive income (loss)	—	(61)	(l)	(61)	(633)	61	(pp)	(633)
Total shareholders’ equity	1,135	40		1,175	8,068	(1,136)		8,107

Total liabilities and shareholders’ equity	$1,534	$45		$1,579	$15,251	$1,161		$17,991

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

On February 23, 2016, Activision Blizzard completed the acquisition of all of the outstanding shares of King for $18.00 in cash per share.  As a result of the Acquisition, King became a wholly owned subsidiary of Activision Blizzard. The Acquisition was effected pursuant to the Transaction Agreement and certain documents related thereto, copies of which have previously been filed as exhibits to the Current Report on Form 8-K filed by Activision Blizzard on November 3, 2015.  The Acquisition was funded with a combination of existing cash and new debt financing.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the consolidated statements of operations for the year ended December 31, 2015 for Activision Blizzard with the year ended December 31, 2015 for King.  In addition, the accompanying unaudited pro forma condensed combined balance sheet combines the consolidated balance sheet of Activision Blizzard as of December 31, 2015 with the consolidated balance sheet of King as of December 31, 2015.

The historical audited consolidated financial statements of King were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Standards Interpretations Committee (IFRIC), collectively ‘IFRS’. As such, the King consolidated financial statements were adjusted to be prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to align King accounting policies with those of Activision Blizzard.  Further, certain reclassifications have been reflected to conform King’s historical presentation to Activision Blizzard’s in the unaudited pro forma condensed combined statement of operations and balance sheet. These reclassifications have no effect on previously reported total assets, total liabilities and shareholders’ equity or income. Refer to note 2 for further discussion on the nature of the adjustments.

Overview of the accounting for the Acquisition

The business combination contemplated by the Transaction Agreement is accounted for under the purchase method of accounting. The preliminary purchase price of King consists of the following items (in millions):

Cash consideration for outstanding King common stock and vested equity options and awards (1)	$5,730
Fair value of King’s existing vested and unvested stock options and awards assumed (2)	98
Total purchase price	$5,828

(1)                                 Represents the cash consideration paid based on $18.00 per share to common stock holders of King and the fair value of King’s existing options and awards that were cash settled at the Acquisition date for the portion of the fair value related to pre-combination services. No future services are required.

(2)                                 Represents the fair value of King’s existing vested and unvested stock options and awards that were assumed and replaced with Activision Blizzard equity or deferred cash awards.  The purchase price includes the portion of fair value related to pre-combination services. The fair value of the options and awards assumed was determined using binomial-lattice and Monte Carlo models with the following assumptions: (a) volatility of 36%, (b) time varying risk free interest rates based on the U.S. Treasury yield curves, (c) an expected life ranging from approximately 0.1 years to 7.6 years, and (d) an expected dividend yield of 0.9%.

A majority of the outstanding King options and awards that were unvested as of the Acquisition date were converted into equivalent options and awards, with respect to shares of the Company’s common stock, using an equity award exchange ratio calculated in accordance with the Transaction Agreement. As a result, replacement equity options and awards of 10 million and 3 million, respectively, were issued in connection with the Acquisition. The portion of the fair value related to pre-combination services of $76 million was included in the purchase price.

The remaining portion of outstanding unvested awards that were assumed were replaced with deferred cash awards. The cash proceeds were placed in an escrow-like account with the cash releases to occur based on the awards original vesting schedule upon future service being rendered. The portion of the fair value related to pre-combination services of $22 million was included in the purchase price.

Assuming a pro forma balance sheet date as of December 31, 2015, the purchase price of King would be allocated to the following assets and liabilities (in millions):

Cash and cash equivalents		$1,132
Accounts receivable		123
Other current assets		77
Property and equipment		57
Other assets		69
Definite Lived Intangible assets:	Estimated Useful Lives
Internally developed franchises	3 - 5 years	845
Customer base	2 years	609
Developed software	3 - 4 years	580
Trademark/trade name	7 years	46
Goodwill		2,753
Accounts payable, accrued expenses, and other current liabilities		(307)
Deferred income tax liability		(54)
Other long-term liabilities		(102)
Allocated purchase price		$5,828

The preliminary fair values of the identifiable intangible assets acquired were estimated using an income approach, with the exception of the customer base which was estimated using a cost approach. The fair value of the intangibles using the income approach was determined with the following key assumptions: (a) a weighted average cost of capital of 13%, (b) long-term revenue decay rates ranging from 0% to 65%, and (c) royalty rates ranging from 0.5% to 8%. The fair value of the intangibles using the cost approach was based on amounts that would be required to replace the asset (i.e. replacement cost).

The Internally developed franchises, Customer base, Developed software, and Trademark intangible assets will be amortized to “Cost of Sales - intellectual property licenses,” “Sales and marketing,” “Cost of sales - software royalties and amortization,” and “General and administrative,” respectively. The intangible assets will be amortized over their estimated useful live in proportion to the economic benefits received.  The estimated future amortization of the finite-lived intangible assets are the following amounts (in millions):

Year 1	$787
Year 2	752
Year 3	302
Year 4	185
Year 5	45
Thereafter	9
Total	$2,080

Note 2: U.S. GAAP and Activision Blizzard’s Accounting Policy Adjustments

As discussed in Note 1, the historical audited consolidated financial statements of King were prepared in accordance with IFRS. As such, the following adjustments were made to King’s consolidated financial statements to be prepared in conformity with U.S. GAAP and to align King accounting policies with those of Activision Blizzard, including financial statement presentation.

(a)                                 Represents US GAAP adjustments and Activision Blizzard’s accounting policy reclassifications in the statement of operations as follows (in millions):

	Cost of sales - Product costs	Cost of sales - Online	Cost of sales - Software royalties and amortization	Cost of sales - IP licenses	Product development	Sales and Marketing	General and administrative
King (IFRS)	$636	$—	$—	$—	$199	$345	$178

US GAAP and Accounting Policy Adjustments
1) Adjustment to defer costs of sales associated with deferred revenues	(6)	—	—	—	—	—	—
2) Reclassification of cost of sales	(33)	33	—	—	—	—	—
3) Reclassification of depreciation expense	—	1	—	—	12	2	(15)
4) Reclassification and adjustments of capitalized software costs	—	—	10	1	(14)	—	(3)
Total US GAAP and Accounting Policy Adjustments	(39)	34	10	1	(2)	2	(18)

King (US GAAP)	$597	$34	$10	$1	$197	$347	$160

(b)                                 Represents the actual income tax effect of the U.S. GAAP and Activision Blizzard’s accounting policy adjustments noted in Note 2 (a) above.

(c)                                  Represents the reclassification of restricted cash to Short-term investments from Cash and cash equivalents to conform to Activision Blizzard presentation.

(d)                                 Represents the reclassification of prepaid expenses and other receivables to Other current assets from Accounts Receivable, net of allowances, to conform to Activision Blizzard presentation.

(e)                                  Represents the following adjustments to Other current assets (in millions):

As of December 31, 2015
Reclassification of prepaid expenses and other receivables from Accounts receivable, net of allowances	$35
Adjustment to defer costs of sales associated with deferred revenues	17
Total	$52

(f)                                   Represents the following adjustments to Software development (in millions):

As of December 31, 2015
Reclassification of capitalized software costs from Intangible assets, net	$23
Adjustment to capitalization and amortization of software costs	11
Total	$34

(g)                                  Represents the reclassification of certain intangibles assets related to Property and equipment, net.

(h)                                 Represents the adjustment for Deferred tax assets from share-based payments accounting under U.S. GAAP.

(i)                                     Represents the following adjustments to Intangible assets, net and Goodwill (in millions):

As of December 31, 2015
Reclassification to Goodwill from Intangible assets, net	$(76)
Reclassification of capitalized software costs from Intangible assets, net to Software development	(23)
Reclassification to Property and equipment, net from Intangible assets, net	(1)
Total	$(100)

(j)                                    Represents the reclassification of marketing and other accruals from Accounts payable to Accrued expenses and other liabilities to conform to Activision Blizzard presentation.

(k)                                 Represents the following adjustments to Deferred income tax liability, net (in millions):

As of December 31, 2015
Deferred income tax effect of the adjustment to defer costs of sales associated with deferred revenues	$3
Deferred income tax effect of the additional capitalization of software costs	2
Total	$5

(l)                                     Represents the cumulative impact to shareholders’ equity of the above noted adjustments and a reclassification of cumulative translation adjustments to Accumulated other comprehensive income (loss) to conform presentation to U.S. GAAP.

Note 3: Pro Forma Adjustments

(aa)                          Represents the amortization expense as a result of fair value adjustments to intangible assets.

(bb)                          Represents the impact to employee compensation from replacement equity awards issued in the Acquisition and from the King profit sharing bonus plan established with the Acquisition.

(cc)                            Represents the following adjustments to Sales and marketing (in millions):

Year Ended December 31, 2015
Amortization expense as a result of fair value adjustments to intangible assets	$304
Employee compensation impact from replacement equity awards issued in the Acquisition and from the King’s profit sharing bonus plan established with the Acquisition	14
Total	$318

(dd)                          Represents the following adjustments to General and administrative (in millions):

Year Ended December 31, 2015
Amortization expense as a result of fair value adjustments to intangible assets	$8
Expense incurred during 2015 associated with contingent liabilities recognized in purchase accounting	8
Employee compensation impact from replacement equity awards issued in the Acquisition and from the King’s profit sharing bonus plan established with the Acquisition	(4)
Elimination of historical costs related to the Acquisition	(16)
Total	$(4)

(ee)                            Represents Tranche A Term Loans borrowings by Activision Blizzard for payment of a portion of the purchase consideration and a partial prepayment of Activision Blizzard’s existing term loan.  The Tranche A Term Loans are scheduled to mature on October 11, 2020 and bear interest, at the Company’s option, at either (a) a base rate equal to the highest of (i) the federal funds rate, plus 0.5%, (ii) the prime commercial lending rate of Bank of America, N.A. and (iii) LIBOR for an interest period of one month beginning on such day plus 1.00%, or (b) LIBOR, in each case, plus an applicable interest margin. LIBOR is subject to a floor of 0% and the base rate is subject to an effective floor of 1.00%. The applicable interest margin for Tranche A Term Loans ranges from 1.50% to 2.25% for LIBOR borrowings and from 0.50% to 1.25% for base rate borrowings and is determined by reference to a pricing grid based on the Company’s Consolidated Total Net Debt Ratio (as defined in the Credit Agreement).  A 1/8% change in interest rates would increase interest expense by an additional $3 million, which is $2 million after tax.

At funding, Tranche A Term Loans has a principal balance of $2.3 billion. Approximately $58 million of the funds received were used to make a prepayment on the Company’s existing Term Loan as required under the Tranche A Term Loans agreement as the funds received were in excess of the funds needed to complete the Acquisition. In completing the financing of Tranche A Term Loans, we incurred approximately $38 million of deferred financing costs and issuance discounts that are included in “Long-term debt, net” in the unaudited pro forma condensed combined balance sheet.

(ff)                              Represents the income tax effect of the pro forma adjustments at a blended statutory rates of 21%.

(gg)                            Represents the impact to the diluted weighted-average number of shares outstanding for the dilutive impact of replacement equity awards issues in the Acquisition.

(hh)                          Represents proceeds from options exercised and settled in the Acquisition in accordance with the Transaction Agreement.

(ii)                                  Represents the cash associated with King’s equity awards that were cash settled at the Acquisition date with a portion of the cash held in escrow until future vesting dates pursuant to the Transaction Agreement.

(jj)                                Represents the purchase price accounting adjustment for King’s tangible and intangibles assets acquired and liabilities assumed to fair value.

(kk)                          Represents the release of Activision Blizzard cash held in escrow for the Acquisition as purchase consideration.

(ll)                                  Represents adjustments to Deferred income tax assets associated with share-based payments included in the purchase consideration.

(mm)                  Represents the reclassification of prepaid and deferred financing costs against Long-term debt, net. In April 2015, the FASB issued new guidance related to the presentation of debt issuance costs in financial statements. The new standard requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Activision Blizzard adopted the accounting standard as of March 31, 2016, as noted in the Form 10-Q filed with the SEC on May 9, 2016.

The adjustment also reflects $2 million associated with fair value adjustments to Other assets in purchase accounting.

(nn)                          Represents the following adjustments to Accrued expenses and other liabilities (in millions):

As of December 31, 2015
Additional costs associated with the Acquisition not reflected in the historical financial statements of King and Activision Blizzard.	$60
Employee liability for equity awards that were cash settled at the Acquisition date with a portion of the cash held in escrow until future vesting dates pursuant to the Transaction Agreement.	13
Total	$73

(oo)                          Represents the adjustments to deferred income tax liabilities, net due to purchase price accounting adjustments associated with the fair values of intangible assets.

(pp)                          Represents the following adjustments to Total shareholders’ equity (in millions):

As of December 31, 2015
Elimination of King’s historical Additional paid in capital	$(477)
Elimination of King’s historical Retained earnings	(759)
Elimination of King’s historical Accumulated other comprehensive income (loss)	61
Additional paid-in capital from replacement equity awards issued in the Acquisition	76
Additional Activision Blizzard costs related to the Acquisition not previously accrued for	(27)
Retained earnings for expense associated with share-based payments accelerated in the Acquisition with no future service requirement	(10)
Total	$(1,136)